Exhibit 23.2

June 14, 2010

The Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Third Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the Third Amended and Restated 2006 Non- Employee Director Restricted Stock Plan of MCG Capital Corporation of our report dated May 4, 2010 relating to the unaudited consolidated interim financial statements of MCG Capital Corporation included in its Form 10-Q for the three-month period ended March 31, 2010.

/s/ Ernst & Young LLP

McLean, Virginia